SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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GEMSTAR–TV GUIDE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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GEMSTAR–TV GUIDE INTERNATIONAL, INC.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

April 23, 2004

Dear Stockholder:

The Annual Meeting of the stockholders of Gemstar–TV Guide International, Inc. (the “Company”) will be held on June 3, 2004, at 2:00 p.m., at the Millennium Broadway Hotel, 145 West 44th Street, New York, New York. At the meeting, you will vote on a number of important matters described in the attached proxy statement. There also will be an opportunity for you to ask questions, receive information about our business and discuss topics of interest regarding the Company.

Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the meeting in person, please vote your proxy by telephone or by completing and returning your proxy card by mail. Instructions on how to vote are included with your proxy card. In the material accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a proxy statement, a proxy and a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

We look forward to your participation in the annual meeting either through your proxy vote or your attendance at the meeting. If you need directions to the meeting location, or have a disability that may require special assistance, please contact our Investor Relations Department by mail at 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028, by telephone at (323) 817-4600 or by email at investorinfo@gemstartvguide.com.

Sincerely,

/s/ Jeff Shell

Jeff Shell
Chief Executive Officer

GEMSTAR–TV GUIDE INTERNATIONAL, INC.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 3, 2004

The Annual Meeting of Stockholders of Gemstar–TV Guide International, Inc. (the “Company”) will be held on June 3, 2004, at 2:00 p.m., at the Millennium Broadway Hotel, 145 West 44th Street, New York, New York.

At the meeting, stockholders will be asked to:

•	elect Mr. Nicholas Donatiello, Jr., Mr. James E. Meyer and Mr. Lachlan K. Murdoch each to a three-year term as a Class III director;

•	ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2004; and

•	consider any other business properly brought before the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders of record at the close of business on April 9, 2004 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. This will ensure that your shares are voted in accordance with your wishes and that a quorum will be present. You are invited to attend the meeting, and you may vote in person even though you have returned your proxy card.

/s/ Stephen H. Kay

Stephen H. Kay
Executive Vice President, General Counsel and Secretary

April 23, 2004

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY SHARES YOU OWN AS OF THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

GEMSTAR–TV GUIDE INTERNATIONAL, INC.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

PROXY STATEMENT

Annual Meeting of Stockholders—June 3, 2004

GENERAL

Persons Making the Solicitation

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Gemstar–TV Guide International, Inc. (the “Company”) of proxies for use at an Annual Meeting of Stockholders to be held on June 3, 2004 at 2:00 p.m. Eastern time, at the Millennium Broadway Hotel, 145 West 44th Street, New York, New York, and at any adjournment thereof. This proxy statement is first being mailed to stockholders on or about April 23, 2004. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the annual meeting.

A form of proxy is enclosed for your use. The shares represented by each properly executed, unrevoked proxy will be voted as directed by the stockholder executing the proxy. If no direction is given, the shares represented by each properly executed, unrevoked proxy will be voted (i) “FOR” the proposal to elect Mr. Nicholas Donatiello, Jr., Mr. James E. Meyer and Mr. Lachlan K. Murdoch each to a three-year term as a Class III director of the Company; and (ii) “FOR” the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2004. With respect to any other matter that may come before the annual meeting or any adjournment thereof, the proxy confers upon the proxy holders discretionary authority to vote the proxy in accordance with their best judgment.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. Also, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

Revocability of Proxy

A proxy may be revoked by a stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary, by duly executing and delivering to the Secretary a proxy bearing a later date or by voting in person at the annual meeting. Attending the annual meeting in and of itself will not constitute a revocation of a proxy.

Record Date

Only holders of record of common stock of the Company at the close of business on April 9, 2004 are entitled to notice of and to vote at the annual meeting. As of April 9, 2004, there were 423,359,741 shares of common stock outstanding. Each share is entitled to one vote. A list of the stockholders of record will be available at the annual meeting and during the 10 days prior to the annual meeting at the Company’s principal executive offices.

Attending the Annual Meeting in Person

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration will begin at 1:00 p.m. Eastern time, and seating will begin at 1:45 p.m. Eastern time. Each stockholder will be asked to sign in upon arrival. Due to security measures, all bags will be subject to search and all persons who attend the meeting may be subject to a metal detector and/or hand wand search. We will be unable to admit anyone who does not comply with these security procedures. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Required Vote

In order to carry on the business of the meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to vote at the meeting. We count abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when you fail to provide voting instructions to your broker for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker “non-votes.”

The nominees for Class III directors receiving the greatest number of votes at the meeting will be elected as directors. Abstentions and broker “non-votes” are not counted for this purpose. For all other matters to be voted upon at the meeting, the affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote on the matter, is necessary for approval. For this purpose, if you vote to “abstain” from voting on a proposal, your shares will be treated as present and will have the same effect as if you voted against the proposal. Broker “non-votes,” however, are not counted as entitled to vote for this purpose and have no effect on the outcome of the vote.

Compensation of Directors

Each non-employee director of the Company receives an annual retainer fee of $30,000 and may elect to have the annual retainer fee paid in cash or in restricted stock units of equivalent value. Restricted stock units paid pursuant to the annual retainer fee vest immediately upon grant. In addition, each non-employee director of the Company receives a fee of $1,000 per Board or Committee meeting attended. Audit Committee members receive $2,500 per Audit Committee meeting attended. Non-employee directors of the Company also receive annual equity awards in the form of restricted stock units equal to $40,000. These annual equity awards vest over a period of three years, with full vesting upon death, disability or retirement. The Company’s equity ownership guidelines are intended to ensure that non-employee directors attain an equity ownership in the Company with a market value equal to five times the annual retainer fee, or $150,000, within five years of election to the Board.

All directors of the Company are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to service on, the Board or any Committee of the Board. The following non-employee directors have elected to forgo the receipt of any compensation for their Board services: Mr. Peter Chernin, Mr. David DeVoe, Mr. Lachlan K. Murdoch and Mr. K. Rupert Murdoch.

Corporate Governance Matters

Classified Board of Directors. The Company’s Certificate of Incorporation currently provides that the Board shall consist of the number of directors as shall be determined from time to time by action taken by the affirmative vote of not less than a majority of the total number of members of the Board. The Board has designated the board size at nine members. Currently, there are eight members of the Board and one vacancy. The Board is divided into three classes: Class I, Class II and Class III. Currently, the Class I directors consist of Messrs. Chernin and DeVoe; the Class II directors consist of Messrs. Lerner, K.R. Murdoch and Shell; and the Class III directors consist of Messrs. Donatiello, Meyer, and L. Murdoch. Each director generally serves for a term ending after the third annual meeting following the annual meeting at which such director was last elected or until such director’s successor is elected. The terms of office of directors in Class I, Class II, and Class III end upon the later of the appointment of such director’s successor or following the annual meetings in 2006, 2005 and 2004, respectively.

Board Independence. The Board undertook its annual review of director independence in March 2004. During this review, the Board considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates.

As a result of this review, the Board affirmatively determined that all of the directors nominated for election at the annual meeting or currently serving on the Board are independent of the Company and its management under the standards adopted by the Company and established by The NASDAQ Stock Market, with the exception of Mr. Shell. Mr. Shell is considered an inside director because of his employment as Chief Executive Officer of the Company.

Code of Ethics. The Company has Standards of Business Conduct, which are applicable to all directors and employees of the Company. In addition, the Board approved a separate Code of Ethics, which contains provisions specifically applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Ethics is available on the Company’s Investor Relations website (http://ir.gemstartvguide.com). The

Company intends to post any amendments to or waivers from its Code of Ethics applicable to the Company’s principal executive officer, principal financial officer or principal accounting officer at this location on its website.

Annual Meeting Attendance Policy. Directors are encouraged to attend and participate in the annual meeting of stockholders. Five directors attended the Annual Meeting of Stockholders held on May 20, 2003.

Stockholder Nomination Procedure. Pursuant to the Company’s by-laws, stockholders may nominate persons for election to the Company’s Board. Stockholder nominations must meet all of the requirements for stockholder proposals discussed on page 25. The Company’s by-laws also require that for each individual nominated for election or re-election as a director, a stockholder’s written notice of nomination must include: (i) his or her name, age and home and business addresses; (ii) his or her principal occupation or employment; (iii) the class and number of shares of the Company that he or she beneficially owns; and (iv) any other information required by the proxy rules of the Securities and Exchange Commission (the “SEC”). In addition, for each stockholder making the nomination, written notice must include: (i) his or her name and address as they appear on the Company’s books and (ii) the class and number of shares of the Company that he or she beneficially owns.

Stockholder Communication with the Board. Stockholders may communicate with the Board by submitting written material labeled “Stockholder Communications” to the Secretary of the Company at the Company’s headquarters. Subject to reasonable constraints of time and topics and the rules of order, stockholder communications shall be presented to the Board at the next regularly scheduled meeting of the Board, or relevant committee of the Board. The Board reserves the right to determine the appropriate action to be taken, if any, in response to the stockholder communication.

Director Evaluation Policy. The Nominating Committee is responsible for conducting an annual review and evaluation of the Board’s conduct and performance based upon completion by all directors of a self-evaluation form that includes an assessment, among other things, of the Board’s maintenance and implementation of the Company’s standards of conduct and corporate governance policies. The review seeks to identify specific areas, if any, in need of improvement or strengthening and culminates in a discussion by the full Board of the results and any actions to be taken.

Committees and Meetings of the Board of Directors

During 2003, the Board held 13 meetings and acted by unanimous written consent once. Each director attended at least 75 percent of the meetings of the Board and at least 75 percent of the meetings of the Committees of the Board on which he served.

Audit Committee. The Audit Committee currently consists of Messrs. Donatiello, Lerner and Meyer, who chairs the Committee. The duties and responsibilities of the Audit Committee include assisting the Board in monitoring the integrity of the financial statements of the Company, the independent auditor’s qualifications and independence, the performance of the Company’s independent auditors, and the compliance by the Company with legal and regulatory requirements. The amended and revised charter of the Audit Committee is attached to this proxy statement as Appendix A and is available on the Company’s investor relations website (http://ir.gemstartvguide.com). During 2003, the Audit Committee held 34 meetings and acted by unanimous written consent once. The Committee’s report required by the SEC rules appears on page 19.

The Audit Committee Charter provides that its members shall consist entirely of directors who the Board determines are “independent” in accordance with NASDAQ listing standards and who meet the additional “independence” requirements imposed by NASDAQ for audit committee membership. The Board determined that each of the members of the Audit Committee meet the foregoing independence requirements. The Board has determined that Mr. Meyer, chairman of the Audit Committee, is an “audit committee financial expert,” as such term is defined by the SEC.

Compensation Committee. The Compensation Committee consists of Messrs. Chernin, Meyer, L. Murdoch and Lerner, who chairs the Committee. The primary responsibilities of the Compensation Committee are to oversee compensation matters for the Company’s Chief Executive Officer and other executive officers. The Committee also administers the Company’s stock incentive plans. During 2003, the Compensation Committee held four meetings and acted by unanimous written consent four times.

Nominating Committee. The Nominating Committee consists of Messrs. Chernin and Donatiello, who chairs the Committee. The Nominating Committee assists the Board in identifying qualified individuals to become Board members and determines the composition of the Board and its committees. The Nominating Committee held eight meetings during 2003.

PROPOSAL NO. 1

ELECTION OF CLASS III DIRECTORS

The Board has nominated Mr. Nicholas Donatiello, Jr., Mr. James E. Meyer and Mr. Lachlan K. Murdoch to serve as Class III directors. At this annual meeting, stockholders will be asked to elect three Class III directors to hold office until the annual meeting to be held in 2007, subject to the provisions of the Company’s Certificate of Incorporation. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

The following table lists the nominees for election as Class III directors. The ages shown are as of April 14, 2004.

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires
Nicholas Donatiello, Jr. (43)	Mr. Donatiello has been a director of the Company since July 2000. Mr. Donatiello was a director of TV Guide, Inc. from June 1999 to July 2000 and has been the President and Chief Executive Officer of Odyssey Ventures, Inc., which is the general partner of Odyssey, L.P., since September 1993. Odyssey, L.P. is principally engaged in conducting market research regarding consumer adoption and usage of new media products and services. Prior to founding Odyssey, Mr. Donatiello was Press Secretary and Campaign Manager for U.S. Senator Bill Bradley and a consultant with McKinsey & Company. Mr. Donatiello is a director of several private companies: W.R. Hambrecht + Co. (a privately held investment bank, a registered broker/dealer, and an NASD member) where he is a member of the Audit Committee; Zinio Systems, a software and services company specializing in the facilitation of electronic delivery of magazines, where he is chairman of the Audit Committee; Aristotle International, a database company that provides information and services around its database of registered voters in the United States and other countries of the world. Mr. Donatiello is also a director of KQED, which operates KQED Public Television 9 in San Francisco, and KQED Public Radio 88.5 FM. Mr. Donatiello chairs the Strategic Planning Committee of KQED’s Board of Directors and has, within the last three years, served on the Executive Committee of KQED’s Board of Directors.	July 2000	2004

James E. Meyer (48)	Mr. Meyer has served as a director of the Company since May 1997. Mr. Meyer is currently President of Aegis Ventures Incorporated, a consulting firm that provides general management services. From December 2001 until 2002, Mr. Meyer served as special advisor to the Chairman of Thomson multimedia, Inc. (“Thomson”). From January 1997 until December 2001, Mr. Meyer served as the Senior Executive Vice President for Thomson as well as Chief Operating Officer for Thomson Consumer Electronics. From 1992 until 1996, Mr. Meyer served as Thomson’s Senior Vice President of Product Management. Mr. Meyer also serves as a director for Mikohn Gaming Corporation, where he served on that company’s Compensation Committee and for Equant N.V. Mr. Meyer has held positions in the financial departments of such companies as RCA, General Electric and Thomson.	May 1997	2004

Lachlan K. Murdoch (32)	Mr. L. Murdoch has been a director of the Company since May 2001. Mr. L. Murdoch has served as Executive Director of The News Corporation Limited (“News Corporation”) since 1996 and Deputy Chief Operating Officer since 2000. Mr. L. Murdoch was a Senior Executive Vice President of News Corporation from February 1999 until October 2000. Mr. L. Murdoch has also served as a director of News Limited, News Corporation’s principal Australian subsidiary, since September 1995, Chairman since July 1997, Chief Executive from July 1997 until October 2000, Managing Director from September 1996 until June 1997 and Deputy Chief Executive from December 1995 until September 1996. Mr. L. Murdoch has also served as Chairman of Queensland Press Limited since October 1996 and a director since October 1994. Mr. L. Murdoch has served as Deputy Chairman of STAR Group since 1995, as a director of Foxtel Management Pty, Limited since 1995 and a director of NDS Group plc since February 2002. Mr. L Murdoch was appointed publisher of the New York Post in May 2002. Mr. L. Murdoch was appointed Chairman of the Fox Television Stations in January 2004. Mr. L Murdoch currently serves as a director of The Robin Hood Foundation. Mr. L. Murdoch is the son of Mr. K.R. Murdoch, also a director of the Company.	May 2001	2004

If Messrs. Donatiello, Meyer or L. Murdoch should become unavailable for election to the Board, the persons named in the proxy or their substitutes shall be entitled to vote for a substitute to be designated by the Board. There is no reason to believe that it will be necessary to designate a substitute nominee. The accompanying proxy solicited by the Board will be voted for the election of the three nominees named above, unless the proxy card is marked to withhold authority to vote.

The Board recommends a vote “FOR” the election of each of the nominees listed above.

Directors Continuing in Office

The following table provides information regarding the directors of the Company continuing in office. The ages shown are as of April 14, 2004.

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires

K. Rupert Murdoch (73)	Mr. K.R. Murdoch has been a director of the Company since May 2001. Mr. K.R Murdoch has been a director of Fox Entertainment Group, Inc. (“Fox”) since 1985, Chairman of Fox since 1992 and Chief Executive Officer of Fox since 1995. Mr. K.R. Murdoch has been Chairman of the Board of Directors of News Corporation since 1991, and Executive Director and Chief Executive of News Corporation since its formation in 1979. Mr. K.R. Murdoch has served as a director of News Limited, News Corporation’s principal subsidiary in Australia, since 1953, a director of News International plc, News Corporation’s principal subsidiary in the United Kingdom, since 1969, and a director of News America Incorporated, News Corporation’s principal subsidiary in the United States, since 1973. Mr. K.R. Murdoch has served as a director of STAR Group since 1993 and Chairman from 1993 until 1998, and as a director of British Sky Broadcasting Group plc since 1990 and Chairman since June 1999. He is currently on the Compensation Committee of British Sky Broadcasting Group plc. Mr. K.R. Murdoch is also a member of the board of directors of China Netcom Corporation (Hong Kong). Mr. K.R. Murdoch currently serves as the Chairman of Hughes Electronics Corporation. Mr. K.R. Murdoch is the father of Mr. L. Murdoch.	May 2001	2005

Perry A. Lerner (60)	Mr. Lerner became a director and a member of the Audit and Compensation Committees of the Board of the Company on March 15, 2002. Since 1997, Mr. Lerner has been a partner in the law firm of Lerner & Squire, LLP with offices in New York and California specializing in domestic and international tax planning. From October 2002 until May 2003, Mr. Lerner worked as the Chief Operating Officer of the auction firm of Philipps, DePury & Luxembourg. He currently serves on the boards of directors of Boss Holdings, Inc., St. John’s College, Crown World Services, LLC, Fresh Direct, Inc. and Greycourt, Inc., and he was formerly on Gemstar International Group Limited’s Board of Directors from July 1998 until July 2000. Previously, he was a senior tax partner at the law firm of O’Melveny & Myers LLP, where he specialized in domestic and international tax planning and investments. He worked as an attorney in the Office of the International Tax Counsel of the U.S. Treasury Department from 1973 until 1976. He is a member of the California and New York State Bar Associations. Mr. Lerner has tendered his resignation to the Company effective upon the earlier to occur of the appointment of his successor or the Company’s acceptance of his resignation.	March 2002	2005

Jeff Shell (38)	Mr. Shell has been a director of the Company since April 2002 and has served as Chief Executive Officer of the Company since November 2002. From April 2002 until November 2002, Mr. Shell was a member of the Office of the Chief Executive and served as Co-President and Chief Operating Officer of the Company. Mr. Shell served as President and Chief Executive Officer of Fox Cable Networks Group from April 2000 until April 2002 and as President of Fox Sports Networks from 1999 until April 2000. Mr. Shell joined Fox Television in 1994 as head of new business development, and joined Fox Sports Networks as its Chief Financial Officer in 1996. Before joining Fox Television, Mr. Shell served in various positions in the Corporate Strategic Planning department of The Walt Disney Company and before that, at the New York investment-banking firm of Salomon Brothers, Inc. Mr. Shell currently serves on the boards of the following charitable or educational organizations: EIDC, LASEC and Green Dot Public School.	April 2002	2005

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires

Peter Chernin (52)	Mr. Chernin has been a director of the Company since April 2002. Mr. Chernin has been an Executive Director, President and Chief Operating Officer of News Corporation since 1996. Mr. Chernin has been a director, President and Chief Operating Officer of Fox since 1998. Mr. Chernin has been a director, Chairman and Chief Executive Officer of News America Incorporated since 1996. Mr. Chernin served as Chairman and Chief Executive Officer of Fox Filmed Entertainment from 1994 until 1996 and in various executive capacities at Fox subsidiaries since 1989. Mr. Chernin served as a director of TV Guide, Inc. from 1999 until July 2000. Mr. Chernin was designated by News Corporation as a director pursuant to the terms of a Stockholder’s Agreement to which the Company is a party. Mr. Chernin currently serves as a director of Hughes Electronics Corporation.	April 2002	2006

David F. DeVoe (57)	Mr. DeVoe has been a director of the Company since June 2001. Mr. DeVoe has been an Executive Director, Chief Financial Officer and Finance Director of News Corporation since 1990 and Senior Executive Vice President since 1996. Mr. DeVoe was an Executive Vice President of News Corporation from 1990 until 1996. Mr. DeVoe has been a director of News America Incorporated since 1991 and Senior Executive Vice President since 1998. Mr. DeVoe served as Executive Vice President of News America Incorporated from 1991 until 1998. Mr. DeVoe has been a director of Fox Entertainment Group since 1991 and Senior Executive Vice President and Chief Financial Officer of Fox since 1998. Mr. DeVoe has been a director of STAR Group since 1993, NDS Group plc since 1996 and British Sky Broadcasting Group plc since 1994. Mr. DeVoe currently serves as a director of Hughes Electronics Corporation.	June 2001	2006

PROPOSAL NO. 2

INDEPENDENT PUBLIC ACCOUNTANTS

Subject to stockholder ratification, the Audit Committee has selected Ernst & Young LLP, independent public accountants (“E&Y”), to audit the books and accounts of the Company for the fiscal year ended December 31, 2004. E&Y has audited the books and records of the Company for the fiscal years ended December 31, 2002 and 2003. Representatives of E&Y are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement, if they desire to do so.

Disclosure of Auditor Fees

The description of the fees billed to the Company by E&Y for the years ended December 31, 2002 and 2003 is set forth below. No non-audit services were provided by E&Y during the fiscal year ended December 31, 2002.

	2002		2003
Audit Fees(1)	$8,800,026	(2)	$2,922,000
Audit-Related Fees(3)	0		$163,000
Tax Fees(4)	0		$214,000
Financial Information Systems Design and Implementation	0		0
All Other Fees	0		0

Total Fees	$8,800,026		$3,299,000

(1)	Audit Fees were for professional services rendered for the audits of consolidated financial statements of the Company, statutory audits, consents and assistance with review of documents filed with the SEC.

(2)	Fees billed include audit fees in connection with the audits of the restated financial statements for the year ended December 31, 2001, the nine months ended December 31, 2000, and the year ended March 31, 2000 as well as the audit for the year ended December 31, 2002.

(3)	Audit-Related Fees were for professional services rendered for financial statement audits of employee benefit plans and audit procedures required to comply with financial, accounting or contractual reporting matters.

(4)	Tax Fees were for permissible tax services including U.S. and foreign tax compliance, tax planning and tax advice that do not impair the independence of the auditor and that are consistent with the SEC’s rules on auditor independence.

Audit Committee Pre-Approval Policies and Procedures

The Company’s Audit Committee has a policy for the pre-approval of all audit and non-audit services provided by the Company’s independent auditors. Each year, the Audit Committee approves the proposed services, including the type and nature of such services. Audit Committee pre-approval is also required for engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.

Change of Independent Public Accountants

On October 30, 2002, the Company dismissed KPMG LLP (“KPMG”) as the Company’s independent accountants. At that time, the Company filed a Current Report on Form 8-K dated October 30, 2002 and disclosed, among other things, that:

“(ii) The reports of KPMG on the Company’s consolidated financial statements for the fiscal year ended March 31, 2000, the nine-month period ended December 31, 2000 and the fiscal year ended December 31, 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

(iii) The Audit Committee of the Board of Directors of the Company recommended, and the Board of Directors of the Company approved, the decision to change accountants on October 30, 2002.

(iv) Except as described below, during the Company’s fiscal year ended March 31, 2000, nine-month period ended December 31, 2000, fiscal year ended December 31, 2001 and the subsequent interim period preceding October 30, 2002, the Company has had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference thereto in their report on the consolidated financial statements of the Company for such years.

Following the recommendation of the Audit Committee of the Company’s Board of Directors, the Company made a determination to restate its consolidated financial statements for the year ended December 31, 2001 to correct the accounting for the following transaction. KPMG has indicated to the Company that it disagrees with this determination.

The Company entered into a transaction comprised of a series of agreements beginning in the first quarter of 2001 and completed in the second quarter of 2001, in which the Company (1) acquired the intellectual property of a private company in exchange for $750,000 cash and advertising with a fair value of $20 million, and (2) paid $2 million in exchange for an option to purchase certain assets of the private company at a price of $3 million (the “Option”). The sellers of the intellectual property have the right to require the exercise of the Option if certain performance criteria are met.

Initially, the Company determined that the fair value of the intellectual property purchased was equal to the $750,000 cash paid to the sellers plus advertising with a fair value of $20 million granted to the sellers. In addition, the Option and related legal costs were recorded as an investment of $2.5 million. During 2001, the Company recognized $20 million of advertising revenue as it was used by the sellers and fully amortized the $20.75 million of intellectual property.

Notwithstanding the contractual terms of the transaction, the Company did not find sufficient contemporaneous evidence to justify the $20.75 million valuation for the intellectual property received. The intellectual property was not appraised at the time of the transaction. Given the substance of the negotiations considered as a whole, the Company concluded that the most reliable evidence of the valuation of the intellectual property was the cash component of the transaction negotiated and agreed upon by the parties. Consequently, the Company determined that the best evidence of the fair value of the intellectual property was $6 million, which was the total amount of cash consideration that the sellers had requested and could receive under the terms of the transaction. To date, the Company has paid $3 million to the sellers in connection with this transaction.

The Audit Committee discussed the subject matter of this disagreement with KPMG. Due to the disagreement between the Company and KPMG, KPMG asked the Company to seek guidance from the Office of the Chief Accountant of the Securities and Exchange Commission (the “OCA”) on the issue. The OCA was not able to make a recommendation on the disagreement. However, the OCA advised the Company that because the Company made the decision to restate, the Company should proceed with the restatement.

* * * *

The Company has authorized KPMG to respond fully to the inquiries of Ernst & Young LLP, the Company’s successor accountant, concerning all matters including the matters discussed [above].”

The Company also disclosed in the Form 8-K filed on October 30, 2002 that, in consultation with E&Y, the Company anticipated restating its accounting of revenues recorded in connection with a license agreement with Scientific-Atlanta that expired in 1999. As of October 30, 2002, KPMG had not indicated to the Company that it disagreed with the Company’s original accounting of that transaction, and the Company did not consult KPMG regarding the Company’s anticipated restatement of the accounting for that transaction. On November 13, 2002, the Company filed as an exhibit to an amendment to the Form 8-K KPMG’s response to the Company’s disclosure. Since that time, the Company has restated its financial statements for the periods ended March 31, 2000, December 31, 2000 and December 31, 2001, and the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

Except as described below, during the Company’s fiscal year ended March 31, 2000, nine-month period ended December 31, 2000, fiscal year ended December 31, 2001 and subsequent interim period preceding October 30, 2002, the Company has had no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

In a letter to the Audit Committee dated June 1, 2001 written by KPMG in connection with its audit of the Company’s consolidated financial statements for the nine months ended December 31, 2000, KPMG noted certain matters involving internal control and the operation of the Company that KPMG considered to be reportable conditions under standards established by the American Institute of Certified Public Accountants. Specifically, KPMG noted that (i) the Company did not have a system that would permit a meaningful aging of newsstand wholesalers’ receivables for its TV Guide Distribution, Inc. business unit, (ii) reports generated by the Company’s TV Guide Distribution, Inc. business unit did not always reconcile even though the data was generated from the same data source and (iii) there were several significant deficiencies in the Company’s processes to safeguard and control cash balances. The Company subsequently corrected these issues to KPMG’s satisfaction. In addition, the Audit Committee discussed the subject matter of these issues with KPMG. The Company has authorized KPMG to respond fully to the inquiries of E&Y, the Company’s successor accountant, concerning the subject matter of these issues.

On December 19, 2002, the Company filed a Form 8-K disclosing that KPMG notified the Company that, in light of the Company having filed a Form 10-K/A (Amendment No. 2) with the SEC on November 15, 2002 for the purpose of restating the Company’s consolidated financial statements as of December 31, 2001 and 2000, and for the year ended December 31, 2001, the nine months ended December 31, 2000 and the year ended March 31, 2000 (collectively, the “Financial Statements”), KPMG’s report dated March 18, 2002 on the Financial Statements should no longer be relied upon.

Except as described below, during the Company’s fiscal year ended March 31, 2000, nine-month period ended December 31, 2000, the fiscal year ended December 31, 2001 and subsequent interim period preceding November 6, 2002, the Company did not consult with E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Prior to the engagement of E&Y, the Company provided E&Y with written and oral information related to the Company’s accounting practices and procedures and specifically provided information related to the Audit Committee’s review of the Company’s revenue recognition practices for certain transactions including those covered by Item 304(a)(i)(iv) of Regulation S-K. In consultation with E&Y, the Company informed E&Y that it anticipated restating its accounting of revenues accrued in connection with a license agreement with Scientific-Atlanta that expired in 1999. E&Y did not express its views in writing.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ended December 31, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of April 9, 2004 for each person who owns more than 5% of the outstanding common stock of the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
The News Corporation Limited/K. Rupert Murdoch (2) 2 Holt Street, Sydney, New South Wales, Australia	174,931,473	41.3%
Henry C. Yuen c/o Arkin Kaplan, LLP, 590 Madison Avenue, New York, NY 10022 (3)	38,348,860	8.5%

(1)	Applicable percentage of ownership is based on 423,359,741 shares of common stock outstanding as of April 9, 2004 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following April 9, 2004 are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each of the stockholders named in this table has sole voting and dispositive power with respect to the shares of common stock shown as beneficially owned by such stockholder.

(2)	According to a Schedule 13D/A filed with the SEC on May 23, 2003, 87,465,737 shares are owned beneficially by Sky Global Holdings, Inc. (“SGH”), previously named Sky Global Networks, Inc., an indirect subsidiary of News Corporation. In addition, the amount includes 87,465,736 shares owned beneficially by News Publishing Australia Limited (“NPAL”), a subsidiary of News Corporation. News Corporation, as a corporation that may be deemed to control SGH and NPAL, may also be deemed to indirectly beneficially own such shares. By virtue of ordinary shares of News Corporation owned by (i) Mr. K.R. Murdoch; (ii) Cruden Investments Pty. Limited, a private Australian investment company owned by Mr. K.R. Murdoch, members of his family and various corporations and trusts, the beneficiaries of which include Mr. K.R. Murdoch, members of his family and certain charities; and (iii) corporations which are controlled by trustees of settlements and trusts set up for the benefit of the Murdoch family, certain charities and other persons, and Mr. K.R. Murdoch’s positions as Chairman and Chief Executive of News Corporation, Mr. K.R. Murdoch may be deemed to control the operations of News Corporation, and may therefore be deemed to indirectly beneficially own such shares of the Company that are beneficially owned by SGH and NPAL. The address of each of SGH and NPAL is 1300 North Market Street, Suite 404, Wilmington, Delaware 19801; the address of News Corporation is 2 Holt Street, Sydney, New South Wales, Australia.

(3)	Based solely on information contained in the most recent Schedule 13D/A filed with the SEC on April 23, 2003, the amount includes options to purchase 25,878,900 shares of common stock that are currently exercisable or will become exercisable within 60 days following April 1, 2003. The amount also includes 1,028,531 shares of common stock that were contributed by Dr. Yuen to several grantor retained annuity trusts, for which Dr. Yuen is the sole trustee. In addition, 7,000,000 of the shares are subject to certain forward contracts, pursuant to which Dr. Yuen pledged the shares in exchange for certain cash payments and to secure Dr. Yuen’s obligations under the forward contracts.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of April 9, 2004 by each director of the Company, each Named Executive Officer (as defined under “Executive Compensation and Other Information” below) and all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Peter Chernin	—	*
David F. DeVoe	—	*
Nicholas Donatiello, Jr. (2)	43,813	*
Perry A. Lerner (3)	19,181	*
James E. Meyer (4)	20,181	*
K. Rupert Murdoch (5)	174,931,473	41.3%
Lachlan K. Murdoch	—	*
Jeff Shell (6)	1,296,828	*
John Loughlin (7)	75,307	*
Stephen Kay (8)	40,000	*
Ryan O’Hara (9)	76,667	*
Gloria Dickey (10)	45,000	*
Directors and Executive Officers as a Group (19 Persons)	176,548,450	41.7%

*	Less than 1%

(1)	Applicable percentage of ownership is based on 423,359,741 shares of common stock outstanding as of April 9, 2004 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following April 9, 2004 are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. The number of shares listed as beneficially owned by a person includes shares of common stock and restricted stock units. Unless otherwise indicated, each of the stockholders named in this table has sole voting and dispositive power with respect to the shares of common stock shown as beneficially owned by such stockholder. The address for all directors of the Company is c/o Gemstar–TV Guide International, Inc., 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028.

(2)	Amount includes 29,720 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 9, 2004 and 14,093 restricted stock units.

(3)	Amount includes 10,001 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 9, 2004 and 8,180 restricted stock units.

(4)	Amount includes 10,001 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 9, 2004 and 8,180 restricted stock units.

(5)	According to a Schedule 13D/A filed with the SEC on May 23, 2003, 87,465,737 shares are owned beneficially by SGH, previously named Sky Global Networks, Inc., an indirect subsidiary of News Corporation. In addition, the amount includes 87,465,736 shares owned beneficially by News Publishing Australia Limited (“NPAL”), a subsidiary of News Corporation. News Corporation, as a corporation that may be deemed to control SGH and NPAL, may also be deemed to indirectly beneficially own such shares. By virtue of ordinary shares of News Corporation owned by (i) Mr. K.R. Murdoch; (ii) Cruden Investments Pty. Limited, a private Australian investment company owned by Mr. K.R. Murdoch, members of his family and various corporations and trusts, the beneficiaries of which include Mr. K.R. Murdoch, members of his family and certain charities; and (iii) corporations which are controlled by trustees of settlements and trusts set up for the benefit of the Murdoch family, certain charities and other persons, and Mr. K.R. Murdoch’s positions as Chairman and Chief Executive of News Corporation, Mr. K.R. Murdoch may be deemed to control the operations of News Corporation, and may therefore be deemed to indirectly beneficially own such shares of the Company that are beneficially owned by SGH and NPAL. The address of each of SGH and NPAL is 1300 North Market Street, Suite 404, Wilmington, Delaware 19801; the address of News Corporation is 2 Holt Street, Sydney, New South Wales, Australia.

(6)	Amount includes 1,296,828 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following April 9, 2004.

(7)	Amount includes 75,307 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following April 9, 2004.

(8)	Amount includes 40,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following April 9, 2004.

(9)	Amount includes 76,667 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following April 9, 2004.

(10)	Amount includes 45,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following April 9, 2004.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Executive Compensation

The following table sets forth certain summary information concerning the compensation paid for the fiscal years ended December 31, 2003 and 2002 to the Company’s chief executive officer and certain other officers of the Company during the fiscal year ended December 31, 2003 (collectively, the “Named Executive Officers”). Since none of the individuals listed served with the Company during the year 2001, no information appears for that year:

	Year		Annual Compensation		Other Annual Compensation ($)		Long-Term Compensation Awards Securities Underlying Options/ SARs (#)		All Other Compensation ($)
Name and Principal Position			Salary ($)	Bonus ($)
Jeff Shell Chief Executive Officer	2003 2002	(2)	782,701 548,077	350,000 250,000	12,000 6,600		156,114 2,067,500	(3)	8,000 4,154	(1) (1)

John Loughlin President, TV Guide Publishing Group	2003 2002	(4)	707,116 201,923	300,000 175,000	18,000 4,500		115,079 376,531	(5)	8,000 —	(1)

Stephen Kay (6) Executive Vice President, General Counsel and Secretary	2003		535,192	202,000	38,057	(7)	291,476	(8)	8,000	(1)

Ryan O’Hara Senior Vice President, Business Development and Strategic Planning	2003 2002	(9)	421,369 208,333	155,000 150,000	7,200 28,750		50,952 250,000	(10)	8000 4,308	(1) (1)

Gloria Dickey Executive Vice President, Administration	2003 2002	(11)	462,885 91,875	185,000 —	7,000 1,400		92,673 225,000	(12)	8,000 —	(1)

(1)	These amounts consist of employer contributions under the Gemstar Employees 401(k) and Profit Sharing Plan.

(2)	Mr. Shell joined the Company in April 2002. From April 2002 until November 2002, Mr. Shell served as the Company’s Co-President, Chief Operating Officer and member of the Office of the Chief Executive. On November 7, 2002, Mr. Shell was appointed to his current position of Chief Executive Officer. The amounts reflected in the table for Mr. Shell are the actual amounts received by Mr. Shell in all capacities and are not annualized. $187,500 was reimbursed to Fox for services provided to the Company from April 2002 through June 20, 2002.

(3)	This amount includes 67,500 shares of common stock issuable upon exercise of options that were awarded to Mr. Shell in 2003 in recognition of services rendered in 2002 and 2,000,000 shares of common stock issuable upon exercise of options that were granted to Mr. Shell pursuant to his employment agreement.

(4)	Mr. Loughlin joined the Company on September 9, 2002. The amounts reflected on the table for Mr. Loughlin are the actual amounts received during fiscal year 2002 and are not annualized.

(5)	This amount includes 126,531 shares of common stock issuable upon exercise of options that were awarded to Mr. Loughlin in 2003 in recognition of services rendered in 2002 and 250,000 shares of common stock issuable upon exercise of options that were granted to Mr. Loughlin pursuant to his employment agreement.

(6)	Mr. Kay joined the Company on January 1, 2003.

(7)	This amount includes $29,057 in relocation expenses reimbursed to Mr. Kay by the Company.

(8)	This amount includes 200,000 shares of common stock issuable upon exercise of options that were granted to Mr. Kay pursuant to his employment agreement.

(9)	Mr. O’Hara joined the Company in June 2002. The amounts reflected on the table for Mr. O’Hara are the actual amounts received during fiscal year 2002 and are not annualized.

(10)	This amount includes 50,000 shares of common stock issuable upon exercise of options that were awarded to Mr. O’Hara in 2003 in recognition of services rendered in 2002 and 200,000 shares of common stock issuable upon exercise of options that were granted to Mr. O’Hara pursuant to his employment agreement.

(11)	Ms. Dickey joined the Company in October 2002. The amounts reflected on the table for Ms. Dickey are the actual amounts received during fiscal year 2002 and are not annualized.

(12)	This amount includes 75,000 shares of common stock issuable upon exercise of options that were awarded to Ms. Dickey in 2003 in recognition of services rendered in 2002 and 150,000 shares of common stock issuable upon exercise of options that were granted to Ms. Dickey pursuant to her employment agreement.

SUMMARY OF OPTION GRANTS

The following table provides certain summary information concerning grants of options to the Named Executive Officers of the Company during the fiscal year ended December 31, 2003.

Option Grants in the Last Fiscal Year

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share ($ / Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
						5%($)	10%($)
Jeff Shell	156,114	(2)	4.54	$5.67	1/22/14	556,676	1,410,727
John Loughlin	115,079	(2)	3.35	$5.67	1/22/14	410,352	1,039,914
Stephen Kay	200,000		6.56	$3.52	1/02/13	442,742	1,121,995
	91,476	(2)	2.66	$5.67	1/22/14	326,188	826,625
Ryan O’Hara	50,952	(2)	1.48	$5.67	1/22/14	181,685	460,429
Gloria Dickey	92,673	(2)	2.69	$5.67	1/22/14	330,456	837,441

(1)	Based on the closing price of the shares on The NASDAQ Stock Market on the date of grant.

(2)	The options were awarded to the recipient in 2004 in recognition of services rendered in 2003 and are considered to be granted in 2003.

SUMMARY OF OPTIONS EXERCISED

The following sets forth certain summary information concerning the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 2003, together with the fiscal year-end value of unexercised options.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)			Value of Unexercised In- The-Money Options at Fiscal Year End ($) (1)
			Exercisable	Unexercisable		Exercisable	Unexercisable
Jeff Shell	—	—	1,166,662	1,056,952	(2)	2,893,322	2,219,903
John Loughlin	—	—	50,000	441,610	(2)	113,500	741,225
Stephen Kay	—	—	—	291,476	(2)	—	310,000
Ryan O’Hara	—	—	66,667	234,285	(2)	134,668	382,832
Gloria Dickey	—	—	30,000	287,673	(2)	29,100	286,650

(1)	Value of the securities underlying the “in the money” options at year end minus the exercise price of the options based on the closing price of $5.07 for the Company’s common stock on December 31, 2003.

(2)	The amount includes options that were awarded to the recipient in 2004 in recognition of services rendered in 2003 and are considered to be granted in 2003.

REPORT OF THE COMPENSATION COMMITTEE

To: The Board of Directors

The Compensation Committee is responsible for the oversight of executive compensation, including the compensation of the Company’s Chief Executive Officer, and reviews the Company’s compensation program on an ongoing basis. The Compensation Committee also oversees the administration of the Stock Incentive Plan, which provides the Company with the ability to periodically reward key employees with options to purchase shares of the Company’s common stock, restricted stock and restricted stock units. The Compensation Committee is composed of non-employee directors, each of whom satisfy the NASDAQ Stock Market’s definition of independence.

The Company’s executive compensation program is intended to attract and retain individuals who are capable of leading the Company towards achieving its business objectives in an industry characterized by competitiveness, growth and change. Accordingly, executive officer compensation at the Company is paid in three key elements:

•	A base salary;

•	A discretionary annual bonus, which is paid in cash; and

•	A grant of stock-based compensation (such as stock options and/or shares of restricted stock or restricted stock units).

The compensation program also includes various benefits, such as the deferred compensation plans, health insurance plans and programs and pension, profit sharing and retirement plans in which substantially all of the Company’s full-time employees participate.

Components of Executive Compensation

Base Salary

Executives’ base salaries (other than the Chief Executive Officer, who is discussed separately below) are set pursuant to each executive’s employment agreement, which fall within the range of those persons holding comparably responsible positions at other companies. The Compensation Committee reviews management recommendations concerning appropriate base salaries of executive officers which takes into consideration the salary norms for individuals in comparable positions within the Company and within the industry, the individual’s experience and the individual’s duties and contribution to the Company. The fiscal 2003 salaries of the most highly compensated executive officers of the Company are shown in the Summary of Executive Compensation Table on page 14.

Annual Discretionary Bonus

The bonus awards to executive officers (other than the Chief Executive Officer, who is discussed separately below) are calculated by evaluating several factors including the performance of the Company, the individual’s overall performance during 2003, the individual’s position and responsibilities within the Company, the individual’s potential contribution to the Company and the individual’s annual bonus paid for service in 2002. None of these factors are assigned a specific weight. Instead, the Compensation Committee recognizes that the relative importance of these factors may change in order to adapt to specific business challenges and to reflect changing economic and marketplace conditions.

Stock-Based Compensation

Annual stock option, restricted stock and restricted stock unit grants, as well as options granted upon initial hire, are designed to provide long-term incentives to executive officers and to better align interests of executives with the interests of stockholders. Such stock-based compensation provides an incentive that focuses the individual’s attention on managing the Company from the perspective of an owner with an equity stake in the business. The value of stock options is tied to the future performance of the Company’s common stock, and the recipient will benefit only when the price of the Company’s common stock increases above the option exercise price. Stock options reward management for long-term strategic planning through the resulting enhancement of share price. The Company believes that a compensation structure that includes the periodic granting of long-term incentives such as stock options helps to attract and retain senior managers with long-term management perspectives.

For fiscal year 2003, the Compensation Committee made stock option grants to the Company’s executive officers under the Stock Incentive Plan. Each grant allows the officer to acquire shares of the Company’s common stock, subject to annual vesting over a five-year period, and continued employment with the Company. These shares may be acquired at a fixed price per share (the market price on the grant date) over a ten-year period. Each executive’s grant amount was based on the individual’s position and level of responsibility within the Company and on the individual’s overall performance in 2003.

Compensation of the Chief Executive Officer

Jeff Shell has served as the Chief Executive Officer since November 7, 2002. Mr. Shell’s compensation is paid in the same three elements applicable to the Company’s executive officers described above. In determining Mr. Shell’s compensation for 2003, the Compensation Committee made an overall assessment of Mr. Shell’s leadership in establishing the Company’s long-term and short-term strategic, operational and business goals. Additionally, as part of the review process, the Compensation Committee evaluated the Company’s overall performance including consideration of the Company’s financial performance relative to its financial performance in prior periods and the performance of the Company’s stock. With respect specifically to Mr. Shell, the Compensation Committee noted that his base salary remains lower than that of chief executives of comparable corporations and thus a greater proportion of his overall compensation is determined by performance-based awards, such as the annual bonus and stock-based compensation.

Mr. Shell is compensated pursuant to an employment agreement dated as of October 8, 2002 and effective as of April 29, 2002. Mr. Shell’s employment agreement provides for an initial annual base salary of $750,000 subject to annual increases at the discretion of the Compensation Committee, but not less than any percentage increase in the specified consumer price index. Pursuant to the employment agreement, Mr. Shell is eligible to receive an annual bonus at the discretion of the Company, but not less than $250,000. Additionally, the employment agreement provides for a grant of options to purchase shares of the Company’s common stock at the discretion of the Compensation Committee. The Compensation Committee’s recommendation for Mr. Shell included a base salary increase equal to the percentage increase in the consumer price index commencing on April 1, 2004, an annual bonus for 2003 of $350,000 and a grant of options to purchase 156,114 shares of common stock of the Company. These options vest annually over a five-year period subject to Mr. Shell’s continued employment with the Company. The shares may be acquired at a fixed price per share (the market price on the grant date) over a ten-year period.

The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code renders non-deductible to a publicly-held corporation certain compensation in excess of $1 million paid in any year to certain of its executive officers, unless the excess compensation is “performance-based” (as defined) or is otherwise exempt from Section 162(m). The basic philosophy of the Compensation Committee is to strive to provide the executive officers of the Company with a compensation package which will preserve the deductibility of such payments for the Company to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, certain types of compensation payments and their deductibility (e.g., the spread and exercise of non-qualified options) depend upon the timing of an executive officer’s vesting or other factors beyond the Compensation Committee’s control and may affect the deductibility of certain compensation payments.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Perry A. Lerner (Chair)

Peter Chernin

James E. Meyer

Lachlan K. Murdoch

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2003, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Company served.

AUDIT COMMITTEE INDEPENDENCE

The Audit Committee currently consists of Messrs. Donatiello, Lerner and Meyer. No member of the Audit Committee is either an officer or employee of the Company. Currently, the members of the Audit Committee are independent as defined in the NASDAQ listing rules.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE AND THE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

REPORT OF THE AUDIT COMMITTEE

The duties of the Audit Committee are summarized in this proxy statement under “Committee and Meetings of the Board of Directors–Audit Committee” on page 3 and are more fully described in the Committee’s amended and restated charter, which is attached as Appendix A.

The Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, and the Company’s accounting and financial reporting processes and systems of internal control. Management has primary responsibility for the Company’s internal controls and the preparation of financial statements in accordance with generally accepted accounting principles. The Committee also reviews the qualifications, independence and performance of the Company’s independent accountants, who are in turn responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Members of the Committee should not be assumed to be accounting experts and are not deemed to have accepted a duty of care greater than other members of the Board of Directors. In discharging their responsibilities, the Committee members rely on the representations made, and information provided to them, by management and the independent accountants.

The Committee was responsible for recommending to the Board that the Company’s audited financial statements be included in the annual report for 2003. The Committee took a number of steps in making this recommendation for 2003, including a series of joint and independent meetings during which, among other matters, the Committee:

•	Reviewed and discussed with management and representatives of Ernst & Young LLP the Company’s audited financial statements. During the course of these discussions, management represented to the Committee that the audited financial statements were prepared in accordance with generally accepted accounting principles.

•	Discussed with representatives of Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. These discussions were intended to assist the Committee in overseeing the Company’s financial reporting and disclosure process.

•	Received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with representatives of Ernst & Young LLP its independence. This disclosure and discussion informed the Committee of Ernst & Young LLP’s independence, and assisted the Committee in evaluating such independence.

Relying on these reviews and discussions, the Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

THE AUDIT COMMITTEE

James E. Meyer (Chair)

Nicholas Donatiello, Jr.

Perry A. Lerner

FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN (1998-2003)

The following graph compares the Company’s total return to stockholders of a $100 investment for the five-year period from December 31, 1998 through December 31, 2003 with a similar investment in the NASDAQ Composite Index, the NASDAQ 100 Index and the market value weighted returns of a Peer Group Index consisting of eleven media and entertainment companies that represent the Company’s competitors in the industry.

ASSUMES $100 INVESTED ON DEC. 31, 1998

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2003

	12/31/98	12/31/99	12/29/00	12/31/01	12/31/02	12/31/03
Gemstar	100	498	324	194	23	35
NASDAQ	100	176	111	88	62	93
NASDAQ-100	100	203	137	115	83	121
Peer Group Index(1)	100	150	104	89	57	77

(1)	Peer Group Companies: AOL Time Warner, Viacom, Disney, News Corporation, Comcast, Cox Communications, Cablevision Systems, USA Interactive, Primedia, Inc., Reader’s Digest Association and Meredith Corporation.

EMPLOYMENT AGREEMENTS

Employment Agreement with Jeff Shell

The Company and Mr. Shell entered into a three-year Employment Agreement, dated as of October 8, 2002 and effective as of April 29, 2002. Mr. Shell’s title under the agreement is Chief Executive Officer. Mr. Shell’s base salary pursuant to the agreement is initially $750,000. The base salary is subject to annual increases at the discretion of the Board, but in no event less than any percentage increase in the specified consumer price index. The employment agreement provides that Mr. Shell will be eligible to receive an annual bonus at the discretion of the Company, but that his annual bonus will in no event be less than $250,000 per 12 month period or such lesser pro-rated amount if the first or last year of the term shall be less than 12 months. The employment agreement provides for a grant of options to purchase a total of 2,000,000 shares of common stock of the Company. Each option shall be granted at an exercise price per share of $2.59 (the fair market value on the date of grant) and for a term of ten years. The option agreement provides that the option vests and becomes exercisable subject to Mr. Shell’s continued employment with the Company.

Under the employment agreement, if Mr. Shell’s employment is terminated due to disability, then Mr. Shell would be entitled to (i) payment of his base salary through the date of termination; (ii) payment of the pro-rated portion of the annual bonus for the fiscal year in which termination due to disability occurs; (iii) exercise of any stock options which shall have vested as of the date of termination for a period of one year following the date of termination; (iv) until the earlier of the end of such disability or April 29, 2005, continued participation in medical, dental, hospitalization and life insurance coverage and in such other employee plans and programs in which he was participating on the date of termination of his employment due to disability; and (v) other or additional benefits in accordance with applicable plans and programs of the Company.

According to the employment agreement, the Company has the right to terminate Mr. Shell’s employment for cause. The employment agreement provides that such termination must be communicated by a written notice to Mr. Shell, setting forth the facts and circumstances claimed to provide a basis for the termination. In the event that the Company terminates Mr. Shell’s employment for cause (i) Mr. Shell is entitled to his base salary through the date of termination; (ii) all unvested or unexercisable options as of the date of the termination shall be terminated and forfeited; (iii) all previously vested options as of the date of termination shall cease to be exercisable; and (iv) the Company shall have no further obligations to Mr. Shell.

If the Company terminates Mr. Shell’s employment without cause or Mr. Shell terminates his employment for Good Reason, as defined by the employment agreement, he is entitled to receive (i) payment of his base salary and the guaranteed portion of his annual bonus through the end of the term; (ii) the right to exercise any vested stock options and any unvested options which would have vested if Mr. Shell continued his employment until the end of the term; and (iii) until the earlier of the end of the term or the date on which Mr. Shell finds other employment, continued participation in certain employee plans and programs.

The employment agreement also contains a covenant not to compete, a prohibition regarding the solicitation or inducement of any employees of the Company or its affiliates to leave the Company or such affiliates, and a provision regarding what is considered property of the Company.

Employment Agreement of John Loughlin

The Company and Mr. Loughlin entered into an Employment Agreement, dated as of September 9, 2002. Mr. Loughlin’s title under the agreement is President of TV Guide Publishing Group. The term of the agreement is for three years with an automatic renewal provision for one additional term of three years, commencing September 9, 2005, unless either Mr. Loughlin or the Company gives the other written notice on or before August 9, 2005 of an intent not to renew. Pursuant to the agreement, Mr. Loughlin’s base salary is initially $700,000. The base salary is subject to annual increases at the discretion of the Company. The employment agreement provides that Mr. Loughlin will be eligible to receive an annual bonus at the discretion of the Company based upon the performance of TV Guide Publishing Group and of the Company with a target bonus of 50% of his then-current base salary. If the employment agreement terminates without renewal, the Company at its discretion will determine and pay a pro-rated bonus to Mr. Loughlin for the 2005 calendar year with a target bonus of 50% of his then-current base salary. Pursuant to the employment agreement, the Company granted to Mr. Loughlin options to purchase a total of 250,000 shares of the Company’s common stock at an exercise price of $2.80 per share (the fair market value on the date of grant). These options vest in equal amounts annually over a five-year period.

Under the employment agreement, if Mr. Loughlin’s employment is terminated due to disability, Mr. Loughlin will be entitled to a lump sum cash payment of: (i) his base salary through the date of termination; (ii) the pro-rated portion of the annual bonus for the fiscal year in which termination due to disability occurs; and (iii) any compensation previously deferred by Mr. Loughlin (collectively, the “Accrued Obligations”). Mr. Loughlin will also be entitled to any amounts due pursuant to the terms of any applicable welfare benefit plans. Upon a termination as a result of disability, any stock options granted to Mr. Loughlin during his employment and not previously vested will vest in full and will continue to be exercisable for a period of three years after such termination.

If the Company terminates Mr. Loughlin’s employment without cause or if Mr. Loughlin terminates his employment for Good Reason, as defined by the employment agreement, he is entitled to receive: (i) payment of Accrued Obligations; (ii) a lump sum payment equal to the greater of 18 months of his then current salary or the balance of base salary payments for all remaining years of the employment agreement including any renewal term if the agreement has been renewed prior to the termination; and (iii) payment of any remaining guaranteed bonus. Additionally, any stock options granted to Mr. Loughlin during his employment not previously vested at the time of such termination will vest in full and continue to be exercisable for three years after such termination.

If the Company elects not to renew the employment agreement, the employment agreement will expire and terminate on September 8, 2005. The termination will be treated as a termination by the Company without cause.

If Mr. Loughlin elects not to renew the employment agreement, the employment agreement will expire and terminate on September 8, 2005. The termination will be treated as a termination by Mr. Loughlin without Good Reason, and Mr. Loughlin would be entitled only to payment of Accrued Obligations.

Employment Agreement with Stephen Kay

The Company and Mr. Kay entered into a three-year Employment Agreement, dated as of December 24, 2002. Mr. Kay’s title under the agreement is Executive Vice President and General Counsel. Mr. Kay’s base salary pursuant to the agreement is initially $550,000. The Company may in its discretion increase Mr. Kay’s base salary from year to year but in no event may increase base salary less than (x) 5% per year or (y) the annual increase during the preceding year, if any, in the CPI, whichever is greater. Mr. Kay is eligible to receive an annual bonus at the Company’s sole discretion, with a target bonus of 30% of his then-current base salary. Pursuant to the employment agreement, Mr. Kay received a signing bonus in 2003 equal to $75,000. Mr. Kay received stock options to acquire 200,000 shares of Company’s common stock at an exercise price of $3.52 per share (the fair market value at the time of grant). The options vest annually in equal amounts over a five-year period. Under Mr. Kay’s employment agreement, the Company may make additional option grants at its discretion.

Under Mr. Kay’s employment agreement, if the Company terminates for disability, Mr. Kay will receive the sum of his annual base salary through the date of termination, any accrued vacation pay and the prorated portion of his target bonus for the calendar year in which termination occurs. Mr. Kay or his estate, as applicable, will be entitled to exercise any options which have vested as of the termination date and for one year following termination date. All unvested or unexercisable options as of the termination date will be forfeited.

If Mr. Kay’s employment is terminated for cause, the Company must pay the sum of his annual base salary through the date of termination and any accrued vacation pay. All unvested or unexercised options as of termination date will be forfeited, and all previously vested options as of such termination date will be forfeited.

If the Company terminates Mr. Kay’s employment without cause, the Company must pay the sum of his annual base salary through the date of termination, any accrued vacation pay, and a lump sum of the lesser of (i) one year’s then-current base salary and target bonus or (ii) an aggregate amount equal to the remaining salary payments Mr. Kay would be entitled to through the end of term and his then-current target bonus. Mr. Kay is entitled to reimbursement for COBRA premiums and for reasonable moving expenses to relocate back to New York not to exceed $100,000. Options to the extent outstanding and not previously vested at the time of such termination will vest in full and shall continue to be exercisable for one year after termination.

Mr. Kay may terminate his employment agreement for good reason. Such a termination will be treated as termination without cause.

Employment Agreement with Ryan O’Hara

On February 17, 2004, Ryan O’Hara entered into an employment agreement with ODS Technologies, L.P., a subsidiary of the Company (“ODS”), which supersedes his previous employment agreement with the Company. The agreement is effective from February 17, 2004 up to and including June 25, 2007. Mr. O’Hara’s title under the agreement is Chief Operating Officer of TV Games. Mr. O’Hara’s base salary pursuant to the agreement is initially an annual rate of $428,000 until June 25, 2004. At that time, Mr. O’Hara’s base salary will increase to an annual rate of $458,000 and will increase annually by about $13,000 per year for the remainder of the term. The employment agreement provides that Mr. O’Hara will be eligible to receive an annual bonus at ODS’s sole discretion, with a target bonus of 30% - 40% of his then-current base salary. Pursuant to the employment agreement, the Company granted Mr. O’Hara options to purchase 250,000 shares of the Company’s common stock at an exercise price of $7.53 per share (the fair market value on the date of grant). These options vest annually in equal amounts over a five-year period. Under Mr. O’Hara’s employment agreement, the Company may make additional option grants at its sole discretion.

Under Mr. O’Hara’s employment agreement, if ODS terminates the agreement due to death or disability, Mr. O’Hara will receive the sum of his annual base salary through the date of termination, the prorated portion of his target bonus for the calendar year in which termination occurs and any compensation previously deferred and not paid. If such termination occurs, any options granted to Mr. O’Hara by ODS or by the Company, to the extent outstanding and not previously vested, shall vest in full and continue to be exercisable by Mr. O’Hara or his estate, as applicable, for three years after such termination.

If Mr. O’Hara’s employment is terminated for cause, ODS must pay the sum of his annual base salary through the date of termination, the prorated portion of his target bonus for the calendar year in which termination occurs and any compensation previously deferred and not paid.

If ODS terminates Mr. O’Hara’s employment for other than cause, death or disability, ODS must pay the sum of his annual base salary through the date of termination, the prorated portion of his target bonus for the calendar year in which termination occurs, any compensation previously deferred and not paid, and a lump sum equal to the greater of (i) one year’s then-current base salary, or (ii) an aggregate amount equal to the remaining salary payments Mr. O’Hara would be entitled to through the end of term. Options to the extent outstanding and not previously vested at the time of such termination will vest in full and shall continue to be exercisable for ninety days after termination.

Mr. O’Hara may terminate his employment agreement for good reason. Such a termination will be treated as termination for other than cause or death or disability.

Employment Agreement with Gloria Dickey

The Company and Ms. Dickey entered into a three-year Employment Agreement, dated as of October 21, 2002. Ms. Dickey’s title under the agreement is Executive Vice President, Administration. Ms. Dickey’s base salary pursuant to the agreement is initially $450,000 with an annual increase of $25,000. Ms. Dickey will be eligible to receive an annual bonus at the discretion of the Company. Pursuant to the employment agreement, the Company granted Ms. Dickey options to purchase 150,000 shares of the Company’s common stock at an exercise price of $4.10 per share (the fair market value on the date of grant). These options vest annually in equal amounts over a five-year period.

The Company may terminate Ms. Dickey’s employment upon death or disability. Upon such termination, the Company must pay the sum of Ms. Dickey’s current base salary through the date of termination, any accrued vacation pay and any amounts due under any applicable welfare benefit plans.

If Ms. Dickey’s employment is terminated for cause, the Company must pay the sum of Ms. Dickey’s current base salary through the date of termination and any accrued vacation pay.

The Company may terminate Ms. Dickey’s employment without cause. Upon such termination, the Company must pay the sum of Ms. Dickey’s current base salary through the date of termination, any accrued vacation pay and a lump sum payment equal to the greater of: (i) 18 months’ then-current base salary or (ii) Ms. Dickey’s salary through the remainder of the term. Ms. Dickey is entitled to reimbursement of COBRA premiums until the earlier of (i) when Ms. Dickey becomes eligible for insurance with another employer or (ii) 18 months. Options to the extent outstanding and not previously vested at time of termination will vest in full and will continue to be exercisable for three months after termination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with News Corporation

News Corporation beneficially owns approximately 41.3% of our outstanding common stock and four of our directors are also officers of News Corporation.

In the ordinary course of business, we earned advertising revenues of approximately $11.2 million from Fox Broadcasting Company and related entities controlled by News Corporation, including approximately $9.0 million of TV Guide Magazine’s revenues and approximately $1.9 million of revenues from the TV Guide Channel and our interactive program guide platforms. As part of our TV Guide brand marketing campaign, we purchased broadcast advertising from Fox Broadcasting Company and other News Corporation-controlled entities in the amount of $1.4 million during the year ended December 31, 2003.

We reimburse News Corporation for facilities and other general and administrative costs incurred on our behalf. Expenses associated with these costs approximated $4.3 million in 2003. News Corporation also provided us with the services of various News Corporation personnel, including our former acting chief financial officer, on an allocated cost basis, from October 2002 through June 2003. In 2003, expenses associated with these services approximated $649,000. In addition, we purchase paper through a paper procurement arrangement with News Corporation at negotiated prices with paper suppliers based on the combined paper requirements of the two organizations.

Relationship with Douglas B. Macrae

Through our wholly-owned subsidiary TV Guide On Screen, Inc., we leased approximately 18,887 square feet of office space in 2003 for $392,000 from C.M.T. Realty Partnership, a privately held real estate partnership. The two sons of Douglas Macrae, an executive officer of the Company, through the 1991 DBM Descendants Trust (“DBM Trust”), own a 45% interest in C.M.T. Realty Partnership. We have entered into a new lease with C.M.T. Realty Partnership for the same office space plus an additional 7,054 square feet of office space at the same location. This new lease took effect on January 1, 2004 and is scheduled to expire on December 31, 2008. The base rents payable under the new lease are $544,761 for the year ended December 31, 2004, and thereafter will increase by 3% per year through the end of the lease term. DBM Trust may receive distributions from C.M.T. Realty Partnership, which include profits from the lease arrangement with us.

Agreements with Henry C. Yuen and Elsie Ma Leung

On November 7, 2002, the Company entered into various management restructuring agreements with Henry C. Yuen and Elsie Ma Leung (“the Former Executives”), who have together filed a Statement on Schedule 13D with the SEC showing that Dr. Yuen is the beneficial owner of more than 5% of our common stock. Pursuant to such agreements, the Former Executives terminated their then-existing executive employment agreements and replaced them with employment agreements that provided for annual salaries totaling $2.5 million and certain other benefits including stock options, restricted stock or stock units. Dr. Yuen assigned to the Company all intellectual property related to the business of the Company that he previously developed. In addition, Dr. Yuen entered into a Patent Rights Agreement granting the Company the option to acquire certain inventions of Dr. Yuen and requiring certain payments by the Company and other obligations.

On April 18, 2003, the Company terminated the employment of each of Dr. Yuen and Ms. Leung for cause in accordance with the terms of their respective employment agreements. The Former Executives have disputed their termination under the terms of their respective employment agreements and such dispute is before an arbitration panel. If the arbitration panel concurs that each of them was properly terminated, the Company is not obligated to make any awards of stock options, restricted stock or stock units contemplated by the employment and termination agreements. The Company has continued to pay salary and benefits to the Former Executives during the post-employment period at pay rates in effect prior to their termination on April 18, 2003. Such payments totaled approximately $2.1 million for the period from the termination date through December 31, 2003. Under the terms of the Former Executives’ respective employment agreements, the Company is obligated to pay such amounts until an arbitration panel concurs that each of them was properly terminated.

Pursuant to the terms of the Patent Rights Agreement, the Company has the option to acquire certain of Dr. Yuen’s inventions during the period commencing on April 18, 2003 and ending on November 7, 2009. The Company may, in its sole discretion, terminate the agreement on April 18, 2006. The Company agreed to grant Dr. Yuen a license to use any acquired inventions outside of certain specified fields of use and Dr. Yuen agreed not to compete with the Company within the fields of interactive program guides and interactive television. Subject to applicable terms and conditions, the agreement provides for (i) annual compensation of $250,000, (ii) an acquisition fee of $250,000 for each acquired invention, (iii) a 2% royalty on net sales generated during the term of the Patent Rights Agreement from the sale of specified products and services with a guaranteed minimum of $1.25 million and a maximum of $2.75 million annually, with the minimum and maximum subject to annual adjustment for increases in the consumer price index for Los Angeles, California, and (iv) 200,000 stock options per year during the term of the agreement. The Company will not be obligated to issue any stock options under the agreement as a result of the forfeiture, under the terms of the restructuring agreements, of Dr. Yuen’s right to receive such options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that a Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Directors, officers and beneficial owners of more than 10% of the Company’s common stock are required by the SEC to furnish the Company with copies of the reports they file.

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a) during fiscal 2003.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (without exhibits), which the Company has filed with the SEC, accompanies this proxy statement. Copies of exhibits to the Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the Company’s Investor Relations Department, by mail at 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028, by telephone at (323) 817-4600 or by email at investorinfo@gemstartvguide.com.

PROPOSALS OF STOCKHOLDERS

A stockholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of stockholders to be held in 2005 must be received by the Company by December 26, 2004. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder otherwise desiring to bring matters before an annual meeting of stockholders must, pursuant to the Company’s by-laws, deliver timely notice in writing to the Corporate Secretary of the Company not less than 60 nor more than 90 days prior to such annual meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders, the by-laws provide that notice by a stockholder of a stockholder proposal must be received in writing by the Corporate Secretary of the Company on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

If any stockholder proposals are presented for action at the annual meeting, but are not submitted within the time periods described above, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board knows of no other matters which will be acted upon at the annual meeting. If any other matters are presented for action at the annual meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

By Order of the Board of Directors

/s/ Stephen H. Kay

Stephen H. Kay
Executive Vice President, General Counsel and Secretary

Los Angeles, California

April 23, 2004

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

APPENDIX A

AUDIT COMMITTEE CHARTER

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

(Revised February 24, 2004)

Membership

The Audit Committee of the Board of Directors of Gemstar-TV Guide International, Inc. shall consist entirely of directors who the Board determines are “independent” in accordance with NASDAQ listing standards and who meet the additional “independence” requirements of NASDAQ for audit committee membership. At least one member of the Audit Committee shall be a financial expert as such term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”) no later than the date on which those rules become effective. The members of the Committee shall be appointed and may be removed by the Board.

Purpose and Responsibilities

The Audit Committee shall assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements and the Company’s accounting and financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent accountants and (iii) the Company’s compliance with legal and regulatory requirements. In addition, the Audit Committee shall prepare the audit committee report that SEC rules require to be included in the Company’s annual proxy statement.

In the furtherance of this purpose, the Audit Committee shall have the following responsibilities:

Independent Accountants

1. The Audit Committee shall have the sole authority to retain and terminate the independent accountants of the Company (subject, if applicable, to shareholder ratification), including the sole authority to approve all audit and permitted non-audit services to be provided by the independent accountants and the engagement fees and terms thereof. The Audit Committee shall pre-approve each such audit and non-audit service to be provided by the Company’s independent accountants. The Audit Committee may, from time to time, delegate its authority to pre-approve such services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting;

2. The Audit Committee shall review and discuss with the independent accountants their audit procedures, including the audit plan and its scope and staffing with respect to the Company’s consolidated financial statements;

3. The Audit Committee shall evaluate the independent accountants’ qualifications, performance and independence, and shall present its conclusions and recommendations with respect to the independent accountants to the Board of Directors on at least an annual basis. As part of such evaluation, at least annually, the Audit Committee shall, to the extent it deems appropriate:

•	obtain and review a report or reports from the Company’s independent accountants describing:

•	the independent accountants’ internal quality-control procedures;

•	any material issues raised by (i) the most recent internal quality-control review or peer review of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the independent accountants; and any steps taken to deal with any such issues; and

•	review and evaluate the lead partner of the independent accountants;

•	in addition to assuring the regular rotation of the “audit partners” as required by law, consider whether the independent accountants should be rotated, so as to assure continuing auditor independence; and

•	obtain the opinion of management of the independent auditors performance.

4. The Audit Committee shall establish policies for the Company’s hiring of current or former employees of the independent accountants;

5. The Audit Committee shall have the authority to engage advisors as it deems appropriate in connection with the discharge of its duties. The Committee will have sole authority to determine and approve related fees and retention terms for any such advisors, who will be compensated by the Company;

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

6. The Audit Committee shall review and discuss with the independent auditors and with management the results of the annual audit of the Company’s consolidated financial statements prior to the filing with the SEC or distribution thereof, including (i) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (ii) any appropriate matters regarding accounting principles, practices and judgments and the independent auditors’ opinion as to the quality thereof and any items required to be communicated to the Committee by the independent auditors in accordance with standards established and amended from time to time by the American Institute of Certified Public Accountants (“AICPA”);

7. The Audit Committee shall recommend to the Board of Directors whether the Company’s consolidated financial statements should be accepted for inclusion in the Company’s annual report on Form 10-K;

8. The Audit Committee shall review and discuss with management and the independent auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the SEC, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any items required to be communicated to the Committee by the independent auditors in accordance with existing AICPA guidance;

9. The Audit Committee shall review and discuss with management and the independent accountants the quality and adequacy of the Company’s financial reporting processes, internal controls and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such processes, controls and procedures, material weaknesses in such processes, controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such processes, controls and procedures;

10. The Audit Committee shall review and discuss with the independent accountants any audit problems or difficulties and management’s response thereto, including those matters required to be discussed with the Audit Committee by the independent accountants pursuant to Statement on Auditing Standards No. 61;

11. The Audit Committee shall review with management and the independent accountants, in separate meetings if the Audit Committee deems it appropriate:

•	any analyses or other written communications prepared by management, the internal auditors and/or the independent accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the critical accounting policies and practices of the Company;

•	related party transactions and off-balance sheet transactions and structures;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and

•	regulatory and accounting initiatives or actions applicable to the Company (including any SEC investigations or proceedings).

12. The Audit Committee shall discuss with management the Company’s earnings releases as well as financial information and earnings guidance provided to analysts and rating agencies;

13. The Audit Committee shall review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures;

14. The Audit Committee shall approve all related-party transactions when and if required to do so by applicable rules and regulations;

15. The Audit Committee shall establish procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters, and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

and shall review any significant complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures;

16. The Audit Committee shall prepare a report of the Audit Committee to stockholders to be included in the Company’s annual proxy statement as required by the SEC, and file with NASDAQ any reports that may be required with respect to the Audit Committee;

17. The Audit Committee shall review and monitor, at least annually, the plans and activities of the internal audit function of the Company, including: approve the charter of the internal audit function; review organizational reporting lines, concur in the appointment, compensation and rotation of the director –internal audit, and review annual internal audit plans and receive regular reports regarding the results of activities;

Reporting to the Board of Directors; Evaluation of Performance; Other Activities

18. The Audit Committee shall report to the Board of Directors on a regular basis;

19. The Audit Committee shall, at least annually (i) evaluate its own performance and report to the Board of Directors on such evaluation and (ii) review and assess the adequacy of this Charter; and

20. The Audit Committee shall perform any other activities consistent with the Company’s Certificate of Incorporation, Bylaws and governing law as the Committee or the Board of Directors deems necessary or appropriate.

Procedures

The Committee shall meet at least four times annually or more frequently as it deems appropriate to carry out its duties. A majority of the members of the Committee shall constitute a quorum. The Chair of the Committee, in consultation with the other Committee members, shall set meeting agendas.

The Committee shall periodically meet separately in executive session with the independent accountants and any members of management and as a Committee to discuss any matters that the Committee or persons with whom they believe should be discussed.

In fulfilling its responsibilities, the Audit Committee shall have full access to all books, records, facilities and personnel of the Company.

The Committee may delegate its authority to subcommittees or the Chair of the Committee when it deems appropriate.

It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors of the Company. Members of the Committee should not be assumed to be accounting experts, and are not deemed to have accepted a duty of care greater than other members of the Board of Directors.

FORM OF PROXY

IMPORTANT NOTICE TO STOCKHOLDERS

of Gemstar – TV Guide International, Inc.

The Annual Meeting of Stockholders will be held on

June 3, 2004

2:00 P.M. (Eastern time)

Millennium Broadway Hotel, 145 West 44th Street, New York, New York

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR ANNUAL MEETING, June 3, 2004

The undersigned, a stockholder of Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying proxy statement, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and revoking any proxy previously given, hereby constitutes and appoints Jeff Shell and Stephen H. Kay and each of them his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of common stock of the Company standing in the name of undersigned at the Annual Meeting of Stockholders of the Company to be held at the Millennium Broadway Hotel, 145 West 44th Street, New York, New York.

(continued and to be signed on the other side)

FORM OF PROXY

ÚPlease Detach and Mail in the Envelope ProvidedÚ

☒	Please mark your votes as in this example

	For all nominees	Withhold authority to vote for all nominees
1. For a three-year term as a member of the Company’s Class III Directors.	☐	☐	Nominees:	Mr. Nicholas Donatiello, Jr. Mr. James E. Meyer Mr. Lachlan K. Murdoch

(Authority to vote for any nominee named may be withheld by lining through that nominees’ name.)

2.	For ratification of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.

FOR	AGAINST	ABSTAIN
☐	☐	☐

(Authority to vote for any nominee named may be withheld by lining through that nominees’ name.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSONS AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Signature of Stockholder	Dated	, 2004

Signature of Stockholder	Dated	, 2004

NOTE: This Proxy must be signed exactly as your name appears hereon. For joint accounts, each owner should sign. Executors, administrators, trustees, etc., should give full title, as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.